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                                                                        Exh. 3.1

                                                         State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 12:29 PM 01/13/2005
                                                     FILED 12:24 PM 01/13/2005
                                                   SRV 050031015 - 2985349 FILE

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         OMRIX BIOPHARMACEUTICALS, INC.

                    (Pursuant to Sections 242 and 245 of the
               General Corporation Law of the State of Delaware)

          Omrix Biopharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

          1. That the name of this corporation is Omrix Biopharmaceuticals, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on December 28, 1998 under the name "Omrix Biopharmaceutical, Inc." The original Certificate of Incorporation of the Corporation was amended by a Certificate of Amendment filed with the Secretary of State of Delaware on August 17, 1999, further amended by a Certificate of Amendment filed with the Secretary of State of Delaware on March 22, 2001, further amended by a Certificate of Amendment filed with the Secretary of State of Delaware on July 25, 2001, further amended by a Certificate of Amendment filed with the Secretary of State of Delaware on September 20, 2002, and further amended by a Certificate of Amendment filed with the Secretary of State of Delaware on August 5, 2004.

          2. Pursuant to a unanimous written consent of the Board of Directors of the Corporation, a resolution was duly adopted pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, setting forth this Amended and Restated Certificate of Incorporation and declaring said Amended and Restated Certificate to be advisable. The stockholders of the Corporation duly approved said proposed Amended and Restated Certificate by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          3. This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of Omrix Pharmaceuticals, Inc. in its entirety as follows:

          FIRST: The name of this corporation is Omrix Biopharmaceuticals, Inc. (the "Corporation")

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

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          FOURTH: The total number of shares of all classes of stock which the
Corporation shall have authority to issue is 40,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"). The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).

          FIFTH: In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-two percent (62%) of the then outstanding shares of Common Stock:

          (a} liquidate, dissolve, or wind-up the affairs of the Corporation, or effect any Company Sale (as defined below);

          (b) amend, waive or repeal any provision of, or add any provision to the Corporation's Certificate of Incorporation or Bylaws;

          (c) create or authorize the creation of or issue any equity security or any security convertible into or exercisable for any equity security, other than (i) options or other rights to acquire equity securities issued pursuant to a stock option, stock purchase, or similar employee benefit plan that has been approved by such a sixty-two percent vote, and the issuance of equity securities upon the exercise of such options or similar rights, (ii) warrants which the Corporation is obligated to issue pursuant to written agreements in effect immediately prior to the closing of the transactions contemplated by the Plan of Recapitalization, or (iii) shares of Common Stock issued pursuant to the exercise of options or warrants to purchase shares of Common Stock (A) that are outstanding immediately prior to the closing of the transactions contemplated by the Plan of Recapitalization or (B) issued pursuant to the preceding clause
(ii);

          (d) create or authorize the creation of any debt security if the Corporation's aggregate indebtedness would exceed $10,000,000 other than equipment leases or bank lines of credit that have been approved by the Corporation's Board of Directors;

          (e) increase or decrease the number of directors constituting the Corporation's Board of Directors; or

          (f) enter into any transaction with any Affiliate (as defined in the Plan of Recapitalization (as hereinafter defined)) of the Corporation, other than (i) transactions provided for or contemplated by the Plan of Recapitalization, the Stockholders' Agreement or the Investor Rights Agreement (each as hereinafter defined), (ii) payment of compensation and fees to members of the Board of Directors of the Corporation pursuant to compensation arrangements or policies approved by the Board of Directors, and (iii) payment of compensation and fees to officers and employees of the Corporation pursuant to agreements or employment arrangements approved by the Board of Directors.

     "Company Sale" shall mean (a) a merger or consolidation in which (i) the Corporation is a constituent party, or (ii) a subsidiary of the Corporation is a constituent party and either (x) the Corporation issues shares of its capital stock pursuant to such merger or consolidation, or (y) as a result of such merger or consolidation of a subsidiary, the Corporation's ownership interest in the


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surviving entity is reduced, except any such merger or consolidation referred to in (a)(i) or (a)(ii) above involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least a majority of the voting power of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; provided, that, for purposes of the exceptions described in the foregoing clauses (1) and (2), the holders or former holders of the Corporation's Common Stock shall, as among themselves, own the capital stock of such surviving or resulting entity in approximately the same relative proportions as they owned the Corporation's Common Stock prior to such merger or consolidation; (b) the disposition by holders of the Corporation's then outstanding capital stock of at least a majority of the then outstanding equity voting power of the Corporation in a single or a series of related transactions; (c) the sale, lease or other disposition of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions (except any such sale to a wholly-owned subsidiary of the Corporation unless such sale, lease or other disposition is followed by a subsequent disposition or transfer of at least a majority of the then outstanding equity voting power of the Corporation or such subsidiary in a single or a series of related transactions); or (d) the disposition by exclusive license, sale, assignment or otherwise of all or substantially all or a significant portion of the intellectual property rights of the Corporation except for non-exclusive licenses under such intellectual property rights in the ordinary course of business.

     "Investor Rights Agreement" shall mean the Investor Rights Agreement of the Corporation to be entered into in substantially the form annexed to the Plan of Recapitalization.

     "Plan of Recapitalization" shall mean the Plan of Recapitalization among the holders of the Corporation's then outstanding (i) 4.25% Convertible Senior Subordinated Discount Notes Due 2008, (ii) 2001 Senior Secured Promissory Notes,
(iii) 2002 Senior Secured Promissory Notes, (iv) Series A Convertible Preferred Stock and (v) Series B Convertible Preferred Stock pursuant to which the holders of such securities shall convert such securities into or exchange such securities for, Common Stock of the Corporation.

     "Stockholders' Agreement" shall mean the Stockholders' Agreement of the Corporation to be entered into in substantially the form annexed to the Plan of Recapitalization.

          SIXTH: Subject to any additional vote required by this Certificate of Incorporation, in futherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

          SEVENTH: The number of directors of the Corporation shall be seven
(7).

          EIGHTH: Elections of directors need not be by written ballot unless the Bylaw of the Corporation shall so provide.

          NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaw of the Corporation may provide. The books of the Corporation may be


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kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation

          TENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the Stockholders of this Article Tenth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

          Any amendment, repeal or modification of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

          ELEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

          Any amendment, repeal or modification of the foregoing provisions of this Article Eleventh shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

          TWELFTH: In the event that any director of the Corporation (other than a director who is also an executive officer or full-time employee of the Corporation) who is also a holder of Common Stock or a partner, member, director or employee of a holder of Common Stock, or a partner, member, director or employee of an Affiliate (as defined in the Investor Rights Agreement) of a holder of Common Stock, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and such holder of Common Stock or an Affiliate (as defined in the Investor Rights Agreement) of such holder, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation (other than a director who is also an executive officer or full-time employee of the Corporation), and who is also a holder of Common Stock or a partner, member, director or employee of a holder of Common Stock, or a partner, member, director or employee of an Affiliate (as defined in the Investor Rights Agreement) of a holder of


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Common Stock, shall belong to such holder of Common Stock or such Affiliate (as defined in the Investor Rights Agreement) unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation or such person otherwise believes, based on the facts and circumstances, that it was offered to such person solely in his or her capacity as a director of the Corporation.

          THIRTEENTH: Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      * * *


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          IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been executed by a duly authorized officer of the Corporation on this 13th day of January, 2005.


                                        By: /s/ Robert S. Taub
                                            ------------------------------------
                                            Robert S. Taub
                                            President

              SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF
                 ICORPORATION OF OMRIX BIOPHARMACEUTICALS, INC.


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